Exhibit 4.137

Dated on: April 8, 2016

iSTAR Capital International Co. Limited

(“Transferor”)

and

Tianfeng Securities Co., Ltd.

(“Tianfeng Securities”)

and

iSTAR International Wealth Management Co. Limited

(“Target Company”)

Agreement for Sale of 100% Equities of iSTAR International Wealth Management Co. Limited

Contents

1.	Definitions
2.	Sale of Equities
3.	Conditions Precedent and Before-Transaction Liabilities
4.	Transaction
5.	Representations and Warranties
6.	Acts from the Signature Date of the Agreement to the Date of Transaction
7.	Further Stipulations and other Warranties
8.	Information
9.	Indemnity Warranty
10.	Confidentiality
11.	Partial Invalidity
12.	Transfer
13.	Subsequent Effect of the Agreement
14.	General Terms and Conditions
15.	Notice
16.	Copies and Legal Language
17.	Governing Law, and Jurisdiction

Signature summary information

Appendix 1 Basic Information of iSTAR International Wealth Management Co. Limited

Appendix 2 Information of the Business

Appendix 3 Representations and Warranties

Appendix 4 Tax Indemnity Agreement

This Agreement dated on April 8, 2016 is signed and entered into by and among the following Parties.

Contracting Parties:

(1) ISTAR CAPITAL INTERNATIONAL CO. LIMITED, a limited company registered and organized in British Virgin Islands, with the registered office at P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands (“Transferor”);

(2) Tianfeng Securities Co., Ltd., a company limited by shares that is registered and organized in Wuhan, Hubei, China, with the registered office at 37F, Tower A, Poly Plaza, 99 Zhongnan Road, Wuchang District, Wuhan, Hubei, China (the “Tianfeng Securities”); and

(3) ISTAR INTERNATIONAL WEALTH MANAGEMENT CO. LIMITED, a limited company registered and organized in Hong Kong, with the registered office at Rooms 3705-07, The Center, 99 Queen’s Road Central, Hong Kong (“Target Company”)

Any Party is referred to herein as a “Party” individually and as the “Parties” collectively.

Foreword:

(A) The Transferor is the beneficial owner of all equities issued by the Target Company. The summary information of the Target Company is listed in Appendix 1.

(B) The Target Company has obtained all approvals, certificates, licenses that shall be obtained for operating the Business (see the definition below), which remain effective at the present. The duplicate of the license for such Business and related search results are stated in Appendix 2.

(C) The Transferor agrees to, on the terms and conditions of this Agreement, sell the Salable Equities (see the definition below) to Tianfeng Securities or a third party designated thereby (collectively referred to as the “Buyer”) and the Buyer agrees to purchase such equities on the same terms and conditions. From the signature date of this Agreement to the time when the transaction is carried out, the Transferor is the beneficial owner of the Salable Equities.
(D) The Parties and other persons signed an agreement for sale of 100% equities of the Target Company and 100% equities of iSTAR International Futures Co. Limited (“iSTAR Futures”) and a supplementary agreement thereto (collectively referred to as the “Previous Sale Agreement”) on March 30, 2015, April 9, 2015, and September 28, 2015. Tianfeng Securities, according to the provisions of the Previous Sale Agreement, has paid RMB 33,000,000 Yuan (“Cash Guarantee”) to Beijing Fuhua Innovation & Technology Development Co., Ltd. (“Beijing Fuhua”) as the cash deposit for the consideration of the Previous Sale Agreement. However, the Parties have not completed the delivery pursuant to the Previous Sale Agreement.

(E) In accordance with the provisions of the Previous Sale Agreement, the Target Company and iSTAR Futures have appointed Mr. Wu Jiangang, the representative of Tianfeng Securities, to serve as the director of such company.

Now therefore, the contracting Parties reach and enter into an agreement as follows:

1. Definitions

1.1 In this Agreement, including the statement of fact, appendixes and annexes, the following words shall have the following meanings, unless otherwise required by the context:

1.2 “Audited Accounts” mean the audited consolidated financial statements of the Target Company that are prepared according to Hong Kong Accounting Standards for three fiscal years up to December 31, 2014 and for three months up to March 31, 2015, including the audited income statement, cash flow statement, balance sheet, all notes to financial statements, and auditors’ reports for such years;

“Management Accounts” mean the consolidated management accounts for the period from March 31, 2015 to, the end of the month preceding the date of transaction, including the unaudited income statement, cash flow statement, balance sheet and all notes for such period; and Management Accounts and the Audited Accounts are collectively referred to as the “Accounts”;

“Agreement”: means this agreement and the Agreement amended from time to time pursuant to the provisions of Article 15.2;

“Board of directors”: for a company or enterprise at a certain time, means the board of directors of such company or enterprise at such time;

“Business Day”: means a day on which the licensed banks of Hong Kong open for Business, with the exception of the following days: (i) Saturdays, (ii) any day on which Gale or Storm Signal No. 8 or above is or is still hoisted in Hong Kong from 9:00 in the morning to 12:00 o’clock at noon and the warning has not been listed at or before 12:00 o’clock at noon; or (iii) any day on which black storm warning signal is or is still hoisted in Hong Kong before 12:00 o’clock at noon and the warning has not been listed at or before 12:00 o’clock at noon;

“Business” means the business that is being operated by the Target Company, including but not limited to: the business involved in all regulated activities subject to the regulation of Securities and Futures Commission of Hong Kong (the summary information of which is listed in Appendix 2), including the business carried out as:

(i) an intermediary of type 4 regulated activities of Securities and Futures Commission of Hong Kong (giving investment advice relating to the sale/purchase of securities);

(ii) an intermediary of type 5 regulated activities of Securities and Futures Commission of Hong Kong (giving investment advice relating to the sale/purchase of futures contracts); and

(iii) an intermediary of type 9 regulated activities of Securities and Futures Commission of Hong Kong (providing assets management).

“Director”: in the case of a certain company at a certain time, means the director of such company at such time;

“Disposal” means any sale of, transfer of, exchange of, granting, lending, leasing, terminating of lease of, renting, licensing, directly or indirectly retaining, waiving, conceding, assigning, dealing with or conferring, any option, right of priority, or other rights or interests, including signing any agreement with respect to the foregoing acts;

“Encumbrance” means any hypothecation, mortgage, pledge, lien (except for that created under law), or equitable mortgage on any property, asset, right or interest (regardless of the nature thereof), or any adverse claim against such property, asset, right or interest, or establishment of other encumbrances, right of priority, or security interest on such property, asset, right or interest, or the back ordering, title retention, leasing, sale, or leaseback arrangement of such property, asset, right or interest, or any agreement with respect to the foregoing contents;

“HK$” means Hong Kong dollar, the legal currency of Hong Kong at the present;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Intellectual Property” means the trademark, patent, registered design, right of reproduction /copyright, software copyright, trade name, mark, other business logo, domain name, business secret, other business or service business name (whether registered or registerable or not), all related applications and rights to application, and all other intellectual properties and industrial properties incorporated in the proprietary technologies that may exist around the world;

“Material Adverse Change” means any change that generally brings about material adverse impact on the financial situation, Business, or property, operating results, business prospects or assets of the Target Company;

“China” means the People’s Republic of China and, for the purpose of this Agreement, does not include Hong Kong SAR, Macao SAR, and Taiwan;

“SFC" means Securities & Futures Commission of Hong Kong;

“CSRC” means China Securities Regulatory Commission;

“Tax” means:

(i) any liability for tax of any form that is incurred or imposed at any time, whether in Hong Kong, China or any other place of the World and, without prejudice to the foregoing general principles, including profit tax, prepaid profit tax, salaries tax, property tax, capital tax, stamp tax, payroll tax, withholding tax, rate, tariff, VAT and blanket rate, customs duty, import tax, levy, or local levy, and any amount that shall be paid to the tax bureau, customs, or financial authorities of Hong Kong, China, or any other places of the world;

(ii) Any compensation, allowance, or offset that may be exempted according to tax regulations but which is deprived or deductions in the calculation of profit; and

(iii) All expenses, interests, penalties, charges or expenditures that shall be paid or borne by the Target Company in connection with tax or any exemption, allowance or offset or in the calculation of the right to deduct from profit or tax;

“Warranty” means the representations, warranties and undertakings make by the Transferor with respect to the Target Company and that are listed in Article 5 and Appendix 3;

“Warranty-related Claim” means any claim made by the Buyer for the breach by the Transferor of any warranty;

“Conditions Precedent” mean the conditions precedent as listed in Article 3.1 hereof;

“Regulated Activities” shall have the meaning as given to such term in the Securities and Futures Ordinance of Hong Kong;

“%”: means percent;

“Property” means the property located at Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong;

“Licensed” has the meaning given to such term in the Securities and Futures Ordinance of Hong Kong;

“Licensee Corporation” has the meaning given to such term in the Securities and Futures Ordinance of Hong Kong and, for the purpose of this Agreement, refers to the Target Company and the Licensed Corporations in connection with the Business;

“Disclosed” means that disclosure has been made in this Agreement (including appendixes and schedules) in a fair and reasonable manner;

“Tax Indemnity Agreement” means a tax indemnity agreement that shall be signed, sealed and delivered to the Buyer by the Transferor and the Target Company on the date of transaction with respect to all tax liabilities of the Transferor or the Target Company on or before the date of transaction from which the Transferor shall indemnify the Buyer and the Target Company; the contents and format of such agreement are listed in Appendix 4;

“Salable Equities” mean 6,000,000 ordinary shares that have been issued by the Target Company, which are 100% share capital issued thereby and are all beneficially held by the Transferor;

“New Employment Agreement” means the employment agreement that is newly signed by each Target Company and the management members of such Target Company as assigned by the Buyer on or before the date of transaction and whose terms and conditions shall obtain the prior written consent of the Buyer;

“Management of the Target Company” means all of the management members of the Target Company;

“SFC License” means the license (Securities and Futures Ordinance (Chapter 571 of Laws of Hong Kong)) (CE number: ASF056) that is issued by Securities and Futures Commission of Hong Kong to the Target Company for corresponding part of the Business; and

“License” means the SFC license.

1.2 In this Agreement:

(a) A reference to any legal term (concerning lawsuit, remedy, judicial proceeding, legal instrument, legal status, court, and official agency) or any legal concept or matter of Hong Kong Laws in this Agreement, when used in any other jurisdictions outside Hong Kong, shall be deemed to include the legal terms that are used in such jurisdiction and that are closest to the concept of the legal terms of Hong Kong;

(b) “Articles” and “sections” mean the articles and sections of this Agreement;

(c) “Annexes” and “Appendixes” mean the annexes and appendixes to this Agreement, unless otherwise indicated;

(d) “Paragraph” means a section mentioning such paragraph of a paragraph in an appendix;

(e) Any ordinance, regulation or other legal provisions (including listing rules) include such ordinance, regulation or other legal provisions (including listing rules) that are amended, consolidated or newly formulated, or the legal instruments, decrees or regulations formulated according to such ordinance, regulation or other legal provisions or according to such amended or newly formulated ordinance, regulation or other legal provisions;

(f) Words importing a gender includes the feminine gender, masculine gender and neutral gender; person includes company and vice versa in all events;

(g) If any date of payment or any day mentioned herein does not fall on a Business Day, such day shall be postponed to the following Business Day; and

(h) If permitted by the context, the “Buyer” and the “Transferor” include the Buyer, the Transferor, and their respective successors and approved transferees.

1.3 The headings and contents herein are for the convenience of reading only and shall not affect the interpretation of this Agreement.

1.4 Unless otherwise required by the context, in this Agreement, subsidiary shall have the meaning given to such term in the Company Ordinance of Hong Kong and holding company shall be construed correspondingly.

1.5 The definitions and names in Article 1 and the preface shall apply to this Agreement and the appendixes.

1.6 The appendixes shall constitute a part of this Agreement and shall have the same effect as if such appendixes were explicitly stated in the main body of this Agreement; a reference to this “Agreement” herein shall include the appendixes hereto.

2. Salable Equities

2.1 Subject to the terms and conditions hereunder and subject to the satisfaction of the Conditions Precedent stated in Article 3.1, the Transferor, as the legal and beneficial owner of the Salable Equities, agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase and receive from the Transferor, the Salable Equities free of any lien, pledge and other Encumbrances, together with all existing rights and subsequent ancillary or additional rights to the Salable Equities from the signature date of this Agreement, including but not limited to all dividends announced, distributed or paid on the date of this Agreement or thereafter.

2.2 Subject to Article 2.3, the total transfer price for the Salable Equities shall be the total calculated in the following manner:

(a) HK$ 10,000,000;

(b) HK$ 7,000,000, as the consideration accepted by the Parties for discharging Tianfeng Securities from all its liabilities and obligations under the Previous Sale Agreement (including but not limited to Article 7.4 and Article 7.9 of the Previous Sale Agreement); and

(c) Total net asset value of the Target Company as stated in the audited financial report up to December 31, 2015 ("Target Net Assets Value”).

Subject to the terms hereof, the Buyer and the seller shall pay and treat the total transfer price in the following manner:

(a) Within seven days after Beijing Fuhua returns the cash guarantee pursuant to Article 7.10, the Buyer shall pay twenty two million Hong Kong Dollars (HK$22, 000,000) (“Down Payment”) to the bank account designated by the Transferor; and

(b) Within ten Business Days after the date of transaction, the Down Payment shall serve as a part of the total transfer price and the Buyer shall pay the balance of the transfer price after deducting the Down Payment to the bank account designated by the Transferor.

(c) If any date of payment does not fall on a Business Day, the payment shall be postponed to the following Business Day.

2.3 Adjustment to the transfer price:

(a) At the earliest time reasonably possible after the Date of Transaction, but in no case later than ninety (90) days after the Date of Transaction, the Buyer shall procure the Target Company to prepare audited financial statements of the Target Company up to the Date of Transaction according to Hong Kong Accounting Standards and to deliver to the Transferor the audited consolidated financial statements (“Actual Financial Statements”) of the Target Company that state the net assets value of the Target Company on the Date of Transaction (“Actual Net Assets Value”). Such Actual Financial Statements shall be audited by an accounting form jointly accepted by the Buyer and the Transferor and designated by the Target Company. The Actual Net Assets Value stated in such Actual Financial Statements shall be used for this Article 2.3 and such amount shall be final and binding.

(b) If the Actual Net Assets Value is lower than the Target Net Assets Value, the price for transfer shall correspondingly decrease by the balance between the Actual Net Assets Value and the Target Net Assets Value and the Transferor shall pay such balance to the Buyer within ten Business Days after the Actual Financial Statements are issued. For the avoidance of ambiguity, the reduction in net assets resulting from the labor cost of employees of the Target Company as assigned by the Buyer shall be borne by the Buyer, and the Transferor does not need to make up for such labor cost.

(c) Where the Actual Net Assets Value is higher than the Target Net Assets Value, the price for transfer shall correspondingly increase by the balance between the Actual Net Assets Value and the Target Net Assets Value and the Buyer shall pay such balance to the Transferor within ten Business Days after the Actual Financial Statements are issued.

3. Conditions Precedent and Before-transaction Liabilities

3.1 The purchase by the Buyer of the Salable Equities shall be preconditioned on the satisfaction of all following conditions:

(a) The Buyer and the agents and professional advisers thereof carry out due diligence (“Due Diligence”) in law, accounting, finance, business, operation or other aspects of the Target Company as deemed important by the Buyer and have not discovered any material untruthfulness;

(b) The Buyer, under the assistance of the Transferor and Target Company, apply to SFC and/or other regulatory authorities for approving or agreeing to approve this Agreement and all dealing procedures, licenses, change of shareholders, and (if applicable) Directors or Licensed Corporations, and have obtained all necessary approvals and permits;

(c) The Buyer and the Transferor have obtained, according to all applicable laws and regulations, all necessary approvals and permits, in connection with this Agreement and the matters on the dealing contemplated herein;

(d) The Buyer ensures that CSRC has granted approval or agreed to all dealings contemplated herein;

(e) The Buyer is satisfied that, at any time from the signature date of this Agreement to the date of transaction, all Warranties hereunder continue to remain true and correct, are free of any material misguiding, have not been breached, and have not undergone any Material Adverse Change resulting from any event or circumstance;

(f) The Buyer has not, from the signature date of this Agreement, discovered or become aware of any abnormal operation by the Target Company, or any Material Adverse Change in the Business, situation (including assets, finance, and legal status), operation, performance or property of the Target Company, or any undisclosed significant potential risks of the Target Company.

(g) The New Employment Agreement signed by the Target Company pursuant to the provisions of Article 7.10(b) continues to be performed and remains fully effective;

(h) (If applicable) The Transferor have obtained, for the Target Company, the written consent, of the banks or financial institutions that have loan and/or mortgage and/or other contractual relationship with such Target Company, to the change of the shareholders of the Target Company to the shareholders of the Buyer, unless such change is not required in related to contractual relationship;

(i) (If applicable) The Transferor has released the Target Company from all pledges, guarantees or Encumbrances of any other forms that are provided by any Target Company to any third party as well as registration or enrollment in connection therewith.

(j) There is no circumstance that has resulted in, results in or may possibly result in the failure on the part of the Transferor to sell the Salable Equities or any part thereof.

(k) There is no event that has resulted in, results in, or may possibly result in any Material Adverse Change in the ability of the Target Company and the Transferor to perform or abide by any obligation, undertaking or covenant under this Agreement;

(l) Except for the affiliated party transactions and balances carried out due to recurrent businesses, the Target Company have stopped other affiliated party transactions and have paid off all related affiliated party balances; and

(m) (If applicable) The Transferor has caused, and the Target Company has paid off or been exempted from all loans lent by all Transferor and/or other affiliates as the lenders to the Target Company.

3.2 The Buyer may waive, in writing, any Condition Precedent stated in Article 3.1 (with the exception of Articles 3.1 (b) and (c)). If any Conditions Precedent stated in Article 3.1 cannot be satisfied or be waived or exempted by the Buyer on September 21, 2016 or a later date approved by the Parties in writing, this Agreement shall lose effect and terminate on September 22, 2016 (“Date of Termination”), provided that this Agreement and any matter stated herein as well as the rights and obligations of the Parties hereto shall not conflict with the liabilities assumed by any Party to the other Party for breaching any provisions hereof before the termination of this Agreement; unless the application under Article 3.1(b) hereof submitted by the Buyer is successfully accepted by SFC, in which case the Date of Termination hereof shall be postponed to December 21, 2016 and the Parties shall continue to actively make efforts and to complete with due diligence related declaration and examination& approval cooperation pursuant to the requirements of the regulatory authority, i.e. under the precondition that the application under Article 3.1(b) hereof is successfully accepted by SFC, if any Conditions Precedent stated in Article 3.1 cannot be satisfied or be waived or exempted by the Buyer on December 21, 2016 or a later date approved by the Parties in writing, this Agreement shall lose effect and terminate on December 21, 2016. After the termination of this Agreement, Article 3.2, Article 8, Article 9, Article 10, and Articles 14 through 17 shall remain effective.

3.3 The Transferor and the Target Company warrant making their best reasonable efforts to cause the satisfaction, before the time specified in Article 3.1 (if applicable), of the conditions specified in such Article.

3.4 The Buyer and the agents and professional advisers thereof have the right to (but are not obligated to) carry out Due Diligent mentioned in Article 3.1(a); and the Transferor undertakes to reasonably provide assistance (and undertake to cause the assistance to be reasonably provided) to the Buyer and the agents and professional advisers thereof in such investigation and verification.

4. Transaction

4.1 The transaction shall be carried out at the four o’clock on the afternoon of the fifth (5th) Business Day (Hong Kong time) after all Conditions Precedent in Article 3.1 have been satisfied or exempted (or on a later date or at a later time determined by the Parties in writing) (“Date of Transaction”) in the office of the Buyer’s attorney. At the time of the transaction, all (nor some) of the following Businesses shall be handled:

(a) If the Buyer complies with Article 4.1 (d), the Transferor shall deliver or cause to be delivered to the Buyer:

(i) instrument of transfer and voucher of sale or other similar documents that are officially signed by the Transferor (or the Transferor causes a third party or its nominee to be officially sign the same, if applicable) in favor of the Buyer or the nominee designated thereby with regard to the Salable Equities so as to grant valid, legal and beneficial ownership of the Salable Equities to the Buyer or the nominee designated thereby so that the Buyer or such nominee will become a registered shareholder of the Salable Equities;

(ii) Original stocks of the Salable Equities;

(iii) Tax Indemnity Agreement that is properly signed, sealed and delivered by the Transferor and Target Company;

(iv) Verified copy of the New Employment Agreement that is signed by the Management of each Target Company (including one non-executive Director assigned by the Buyer to each Target Company and a financial manager) and the Target Company and that has been certified by any Director;

(v) Verified copy of Certificate of Good Standing and Certificate of Incumbency of the Transferor;

(vi) (If applicable) Written proof on the release of the Target Company from any pledge, guarantee or Encumbrance of any other forms provided by the Target Company to a third party and from related registration or enrollment;

(vii) (If applicable) Written consent, of all banks or financial institutions that have loan and/or mortgage and/or other contractual relationship with any Target Company, to the change of the shareholders of the Target Company to the shareholders of the Buyer;

(viii) (If applicable) Verified copy of any power of attorney or other letters of authorization on the basis of which the instrument of transfer and the voucher of sale or other similar documents on the Salable Equities are signed;

(ix) Corporate organization documents, original articles of association, all registers of shareholders, registers of Directors, and registers of pledges of each Target Company, and originals of all documents and statutory records of the Target Company, corporate seal and corporate steel seal of the Target Company, all SFC Licenses and originals of communication documents with related issuing authorities of the foregoing Licenses, all attachments to letters issued by SFC to any Target Company, and all attachments to letters sent by such Target Company to SFC, and Business contracts for operating the Business, and customer archives;

(x) Financial data of the Target Company, original of financial report of each fiscal year (December 31) audited by an accountant, monthly bank statements, bank passbooks (if any) and originals or verified copies of letters and documents sent by banks to the Target Company or sent by the Target Company to the banks;

(xi) Deliver, to the Buyer, the verified copy proving the meeting record of the board meeting mentioned in Article 4.1(b).

(xii) Deliver, to the Buyer, the verified copy proving the meeting record of the board meeting mentioned in Article 4.1(c).

(b) The Transferor holds a board meeting, at which,

(i) The transfer of Salable Equities to the Buyer is approved;

(ii) This Agreement, Tax Indemnity Agreement and all contemplated matters are approved;

(iii) The signature, (if applicable) sealing, and delivery by the representatives of the Transferor of this Agreement, Tax Indemnity Agreement and other dealing-related documents are approved; and

(iv) other matters reasonably required by the Buyer before the Date of Transaction are dealt with and decided on so as to cause this Agreement and the dealing hereunder to take effect.

(c) The Transferor causes the Target Company to hold a board meeting, at which:

(i) The transfer of the Salable Equities by the transfers to the Buyer or a nominee designated thereby and the registration of such transfer are approved;

(ii) The issuance of new stocks with respect to the Salable Equities and the registration of shareholders in the name of the Buyer or the nominee designated thereby are approved;

(iii) The signature, (if applicable) sealing, and delivery by the representative of the Target Company of this Agreement, Tax Indemnity Agreement and all related matters contemplated therein are approved;

(iv) The list of persons that are authorized to operate the bank accounts and to change all existing bank accounts (if any) of the Target Company pursuant to the requirements of the Buyer and specimen signatures are approved; and

(v) Other related matters are dealt with pursuant to reasonable requirements made by the Buyer before the Date of Transaction so as to perform all terms and liabilities in this Agreement and in the documents signed under this dealing.

The Buyer must provide all necessary materials at least two Business Days before the Date of Transaction so as to adopt the foregoing resolutions, provided that the Transferor shall advise the Buyer at least seven Business Days before the Date of Transaction of the list of all materials and requirements for the Materials to be provided by the Buyer for the adoption of such resolutions.

(d) Subject to the compliance with Articles 4.1 (a), (b) and (c) by the Transferor, the Buyer shall deliver verified copies of approval documents issued by competent review body to the Buyer; related resolutions shall concern the approval of the form and contents of this Agreement and Tax Indemnity Agreement as well as related documents under this Agreement, Tax Indemnity Agreement and this dealing and shall prove the power of the authorized representative to sign, (if applicable) seal, and deliver this Agreement and Tax Indemnity Agreement on behalf of the Buyer.

4.2 The Transferor agrees to assist in signing any document concerning the equity transfer so as to confirm and ensure that the Buyer or other purchaser becomes the legal owner and beneficial owner of 100% equities of the Target Company on the Date of Transaction, unless any provision of the document may be interpreted to the disadvantage of the Transferor.

5. Representations and Warranties

5.1 Apart from any other representations or warranties made by the Transferor hereunder, the Transferor represents and warrants to the Buyer that all representations and warranties listed in Annex 3 hereto are true, accurate, complete and non-misleading on the date of this Agreement, at the time of transaction, and at all times before the transaction.

5.2 Unless explicitly listed, breaches of contract shall not be restricted by the contents of any other paragraphs and subparagraphs of Appendix 3 or any contents of this Agreement.

5.3 Any investigation conducted by the Buyer or its agents does not affect its claim or reduces the amount of compensation it is entitled to and the Transferor shall not defend on the ground that the Buyer should have known or should have had the knowledge of circumstances resulting in claims.

5.4 The Transferor shall not take the fact, as a defense against the claim made by the Buyer hereunder, that the Transferor relies on the information furnished thereto by any Target Company or by any of their respective representatives.

5.5 The Transferor may not, before the Date of Transaction, conduct, permit or carry out any act that may constitute a material breach (i.e. any act that will reduce the accuracy of any Warranty or lead to any misunderstanding thereof at the time of occurrence or on the Date of Transaction) or permit the Transferor or any Target Company to commit any act that may constitute material breach or non-performance of liability. The Transferor hereby warrants that it will, after becoming aware of the same, disclose to the Buyer in writing (1) any fact that occurs before the Date of Transaction, that constitutes or may result in breach, or (2) any fact that is inconsistent with any Warranty or may reduce the accuracy of the Warranty, or (3) any fact that will lead to the misunderstanding the Warranty and the fact that, at that time, constitutes a breach, or is inconsistent with any Warranty, or (4) any fact that may reduce the accuracy of the Warranty, or lead to the misunderstanding thereof.

5.6 If the Warranties include such presentations as “to the knowledge of the Transferor”, “to the best knowledge, information or views of the Transferor” and “to the best knowledge and belief of the Transferor”, such Warranties shall be deemed to be made by the Transferor according to the best knowledge, information and views of the directors, managers and other employees of the Transferor after getting a reasonable and necessary knowledge and to have reasonably ensured the authenticity and accuracy of all Warranties.

5.7 Unless otherwise explicitly listed herein, when any Party herein is unable to fulfill material obligations (including the obligations at the time of transaction) herein before the Date of Transaction or materially breaches the Warranty clause, without prejudice to other rights (including but not limited to the right to damages), the non-breaching Party may give a notice, requiring the breaching party to perform the obligations or to compensate, to the feasible extent, for losses caused by such breach, or may assert that the breaching Party refuses to perform this Agreement and thus rescind this Agreement. The rights conferred in this Article to the Parties are additional and shall not affect all other rights of the Parties. The failure to exercise the rights conferred in this Article does not constitute the waiver of such rights.

5.8 The Buyer signs this Agreement on the basis of the Warranty clause and other clauses hereof; if the Warranty clause and other clauses hereof (including but not limited to the indemnity clause) have not been fully performed after the Date of Transaction, related clauses shall remain effective after the Date of Transaction until the date permitted by law to the largest extent.

5.9 For the avoidance of dispute, the Parties hereto agree that, if any condition arises, at any time during the period from the date on which this Agreement is signed and takes effect to the Date of Transaction, under which the purchase price shall be returned due to the reasons attributable to the Seller while the Buyer does not know the appearance of such condition before paying any part of the purchase price and thus is unable, for any reason, to terminate this Agreement and/or take back any part of the purchase price that the Buyer has paid to the Transferor, that the Transferor will be deemed to have seriously breached related Warranties and must pay the Buyer liquidated damages equal to the purchase price paid by the Buyer to the Transferor; the Parties hereto agree that the liquidated damages in this Article 5.9 are not the compensation in the penalty clause. All rights of the Buyer related to this Article 5.9 shall remain effective until the date permitted by law to the largest extent.

6. Acts between the Signature Date of the Agreement to the Date of Transaction

6.1 Without the prior written consent of the Buyer or unless otherwise provided herein, the Transferor undertakes and warrants that the Target Company may not commit the following acts during the period from the signature date of this Agreement to the Date of Transaction:

(a) Issuing or agreeing to issue any capital stock or loan capital with an amount exceeding HK$500,000 or granting or agreeing to grant any option involving shares or loan capital or the right to purchase or subscribe any share or loan capital;

(b) Concluding any dealing agreement or contract, trading, or business beyond the general normal business or with an amount exceeding HK$500,000, purchasing or selling any rights and interests in any assets, or increasing or assuming any capital commitment or expenditure, or actual or contingent liability in any form;

(c) Except for general normal business, establishing or permitting any hypothecation, pledge (fixed or floating), lien, mortgage, or mortgage or Encumbrance in other forms, or rights and interests of any nature (whether similar to the foregoing or not), or establishing or creating lien on any part of its business, property or assets of the Target Company, except for the lien that is created according to law or by its normal business operation and that involves a small amount;

(d) Unless required by general operation, borrowing any borrowing or loan exceeding HK$1,000,000;

(e) Beyond the routine business process, making any advance payment, or giving other credit or any guarantee or indemnity warranty to any person, or serving as a guarantor to any person, or guaranteeing the liability or obligation of any person, or accepting any direct or indirect liability, with an amount of guarantee exceeding HK$1,000,000;

(f) Changing the provisions of any financing/loan document or mortgage arrangement that has material adverse impact on the overall Target Company;

(g) Breaching the liabilities and obligations (including payment liabilities) under all agreements and contracts concluded thereby and all liabilities in connection therewith;

(h) Notifying the Buyer at the earliest time possible when the Target Company have any circumstance or event (including Taxes) that may result in any significant claim or liability (whether at the present or in the future, actual or contingent, joint or several);

(i) Amending the outline of association and/or articles of association of the Target Company, while such amendment constitutes material adverse impact on the rights and interests of the Buyer;

(j) Except for the Management employees assigned by the Buyer in Article 7.1 hereof, appointing new Directors, employing any new employees, and concluding any service agreement with the Directors or senior executives of the Target Company, while the annual salary of such employees, Directors or senior executives exceed HK$1,000,000;

(k) Instituting, reaching an agreement on, resolving, exempting, rescinding, or settling, any civil proceeding, criminal proceeding, arbitration or other legal proceedings, or any liability, claim, lawsuit, request, or dispute, or waiving any right in connection with any of the foregoing (except for the lawsuit against the Buyer with respect to this Agreement);

(l) Terminating any agreement or waiving any right therein, which causes Material Adverse Change in the Target Company;

(m) Terminating, or permitting the cancellation of, any presently effective insurance policy related to the significant assets of the Target Company;

(n) Concluding any partnership or joint venture arrangement with an investment amount exceeding HK$1,000,000;

(o) Liquidating the Target Company in any form;

(p) Taking any actions contravening the provisions of this Agreement or hindering the transaction;

(q) Announcing distraction of any dividend or other fund allocation arrangement to the shareholders of the Target Company; or

(r) Taking any actions that may possibly affect the continued validity of all approvals, consents and Licenses necessary to the continuous operation of the Business by the Target Company.

7. Further Stipulations and Other Warranties

7.1 The Target Company agrees that Mr. Wu Jiangang continues serving as a Director of the Target Company.

7.2 Before the Date of Transaction, the Parties unanimously agree that the actual control power and management & operation power of the Target Company shall still be vested in the Transferor, who undertakes to make reasonable efforts to procure that the Target Company:

(a) Operate business in the routine business scope according to the past practices, continue operating normally, abide by all applicable laws (including conditions of the license, code of conduct, rules and other requirements of SFC and any other applicable government authorities) and any agreement to which the Target Company is a party;

(b) Maintain and renew (if required) all applicable licenses necessary to the operation of Business;

(c) Pay or perform its matured debts, taxes and other liabilities;

(d) Manage its assets under the current conditions;

(e) Try its best efforts to completely maintain its present business structure; and

(f) Maintain good business relations as usual (under the precondition of following the past business practices) with employees and cooperators, and to warrant doing so until the Date of Transaction;

(f) Maintain responsible officers and representatives of a number not less than that required by SFC for each Business of the Target Company and ensure the normal operation of business; and

(g) Does not carry out any serious improper operation or asset transfer.

7.3 After the transaction, the Transferor will efficiently implement these documents and implement further stipulations and will grant all legal and beneficial ownership and future rights (in the case of the Salable Equities, including the right to collect the profit and distribution announced, distributed or paid on or after the Date of Transaction) of the Salable Equities (free of any Encumbrance) to the Buyer.

7.4 Except for the guarantee and undertakings hereunder, all guarantee liabilities (whether corporate guarantee or individual guarantee) of the Transferor for the Target Company and the guarantee liabilities (whether corporate guarantee or individual guarantee) concluded or made to any bank or financial institution shall be discharged within a reasonable period after the transaction. The Buyer confirms that, after the completion of the purchase of the Salable Equities on the Date of Transaction, it shall negotiate with the banks on the bank financing of Target Company and that the Transferor assumes no liability for whether the bank financing can be extended or not after the Date of Transaction.

7.5 The Transferor undertakes not to negotiate or conclude any contract or agreement with a third party or to make any undertakings in favor of a third party before the Date of Transaction so as to:

(a) sell, transfer, dispose of, or trade, Salable Equities, or any part thereof;

(b) grant any right of negotiation to any person (whether exclusive right or non-exclusive right) for the purpose of or in connection with selling, transferring, disposing of, or trading, Salable Equities, or any part thereof; or

(c) attempt to hinder or prevent the dealing involved herein.

7.6 The Transferor further undertakes, if the dealing fails to be concluded pursuant to the provisions hereof or loses effect and terminates according to Article 3 hereof, it agrees to return the Down Payment to the Buyer within 14 days after this Agreement loses effect and terminates.

7.7 The Transferor agrees to make the following undertakings and guarantees to the Buyer:

(a) The Transferor confirms that, except for the Inquiry of SFC, the SFC or other regulatory authorities have not issued any other inquiry or enquiry, suspecting the Target Company or the representatives or the responsible officers thereof contravene related law or regulation;

(b) The Transferor further undertakes and guarantees that, if any act of any of the Transferor, Target Company or the representatives or responsible officers thereof contravene related laws or regulations at any time before the Date of Transaction and thus results in any loss, penalty, expenditure (including but not limited to the expenses on engagement of attorneys, accountants and other professional teams and other expenditures) of the Target Company, and/or revocation of any License related to the Business, such penalties, expenditures, and/or losses resulting from the revocation of any license relevant to the Business shall be assumed and borne by the Transferor.

7.8 The Parties hereby waive, exempt and perpetually discharge the other Parties hereto from, any and all liabilities, demands, causes of action, lawsuits, liabilities, undertakings, contracts, disputes, agreements, promises, rights of action for the recovery of damages, judgments, enforcements, claims and requirements that they have instituted, are instituting or will institute against the other Parties hereto in connection with the following matters, whether instituted or not, necessary or probable, known or unknown, or based on common law or equity:

(a) Previous Sale Agreement or transaction contemplated therein; or

(b) Any fact or circumstance arising in the duration of the Previous Sale Agreement (including the act or omission or state of fact of Mr. Wu Jiangang, the representative assigned by Tianfeng Securities to the Target Company and iSTAR Futures, and other persons in connection with the Business).

Notwithstanding the foregoing, if the negligence or improper act of the Buyer or the management staff assigned thereby to the Target Company and iSTAR Futures causes an actual direct loss exceeding HK$ 1,000,000 to the Target Company and iSTAR Futures, the Transferor shall have the right to claim for such loss against the Buyer.

7.9 The Parties hereby confirm and agree that the Buyer shall procure that the Target Company conducts further cooperation with the Transferor in the Business relevant to the License of the Target Company after the Date of Transaction; detailed matters shall be determined by the Parties through separate consultation.

7.10 Since the Previous Sale Agreement terminated on January 1, 2016, with respect to all rights and obligations under such Previous Sale Agreement that have been performed in the duration of such Previous Sale Agreement, the Parties hereby confirm the following arrangement:

(a) The Buyer shall procure that Mr. Wu Jiangang resigns from the Director position of iSTAR Futures within seven days from the date this Agreement is signed;

(b) The Transferor shall procure that the Target Company signs, within seven days from the date this Agreement is signed, a New Employment Agreement respectively with Xie Hongwei, Liao Huaixi and Ye Zhu, the form and content of which shall be satisfactory to the Buyer;

(c) The Buyer shall procure that Xie Hongwei, Liao Huaixi and Ye Zhu sign a termination agreement, the content of which shall be satisfactory to the Buyer, on the same date they sign the New Employment Agreement, so as to terminate their employment relations with iSTAR Futures; and

(d) The Transferor shall procure that Beijing Fuhua returns, within five days after this Agreement is signed, the cash guarantee to Tianfeng Securities in full to the bank account designated by Tianfeng Securities.

7.11 After the conclusion of the transaction, the Buyer undertakes to procure, within six months from the Date of Transaction, that the Target Company waives the use of “iSTAR” brand. Such waiver includes but is not limited to the right to use the trade name, trademark, product, service and other intangible assets incorporating “iSTAR” of the Target Company.

8. Information

Subject to Article 10 hereof, if reasonably required by the Buyer, the Transferor will, under the condition of not contravening other provisions of this Agreement, ensure that the Buyer and the agents and professional advisers thereof have access to the business, assets, liabilities, contracts, certificates & licenses, events and other related information (if any) required in such inquiry, and related information on documents of title and other certificates of ownership.

9. Indemnity Warranty

9.1 The Transferor agrees and undertakes to give indemnity warranty to the Buyer and the Target Company that it will indemnify and hold fully harmless, from the Date of Transaction to the date permitted by law to the largest extent, the Buyer and Target Company from all losses, expenditures, expenses or liabilities arising from any or all other liabilities or potential liabilities of the Target Company on or before the Date of Transaction that are known to the Transferor and that have not been disclosed to the Buyer, except the liabilities Disclosed; there is no upper limit on the total indemnify amount given by the Transferor to the Buyer.

9.2 The Transferor agrees and undertakes to give indemnity Warranty to the Buyer and the Target Company that they will indemnify and hold harmless, from the Date of Transaction to the date permitted by law to the largest extent, the Buyer and Target Company from all losses, expenditures, expenses or liabilities arising from any or all liabilities or potential liabilities, of the Target Company on or before the Date of Transaction, that have been disclosed or that are not known to the Transferor. If the foregoing liabilities arise from the act and/or omission and/or breach of any Warranty and/or negligence by (a) the Transferor and/or any person related thereto and/or (b) Target Company, the Directors, Licensed Corporations, employees, agents, representatives and professional advisers thereof, there is no upper limit on the total indemnify amount given by the Transferor to the Buyer; however, if the responsibilities do not arise from the act and/or omission and/or breach of any Warranty and/or negligence by (a) the Transferor and/or any person related thereto and/or (b) Target Company, the Directors, Licensed Corporations, employees, agents, representatives and professional advisers thereof, the upper limit on the total indemnity amount given by the Transferor to the Buyer shall be the purchase price. For the avoidance of ambiguity, the loss caused by any employee assigned by the Transferee to the Target Company is excluded.

9.3 The Transferor agrees and undertakes to give indemnity Warranty to the Buyer and the Target Company that they will indemnify and hold harmless, from the Date of Transaction to the date permitted by law to the largest extent, the Buyer and Target Company from all losses, expenditures, expenses or liabilities (including but not limited to reasonable legal costs or other expenses) arising from any or all liabilities or potential liabilities of the Target Company that are caused by a dispute or lawsuit and potential dispute or lawsuit with the employees thereof, or clients or customers of business thereof (including but not limited to the Business), or parties that have business relations therewith on or before the Date of Transaction. If the foregoing liabilities arise from the act and/or omission and/or breach of any Warranty and/or negligence by (a) the Transferor and/or any person related thereto and/or (b) Target Company, the Directors, Licensed Corporations, employees, agents, representatives and professional advisers thereof, there is no upper limit on the total indemnify amount given by the Transferor to the Buyer; however, if the responsibilities do not arise from the act and/or omission and/or breach of any Warranty and/or negligence by (a) the Transferor and/or any person related thereto and/or (b) Target Company, the Directors, Licensed Corporations, employees, agents, representatives and the professional advisers thereof, the upper limit on the total indemnity amount given by the Transferor to the Buyer shall be the purchase price. For the avoidance of ambiguity, the loss caused by any employee assigned by the Transferee to the Target Company is excluded.

9.4 The Transferor agrees and undertakes to give indemnity Warranty to the Buyer and the Target Company that they will indemnify and hold harmless, from the Date of Transaction to the date permitted by law to the largest extent, the Buyer and Target Company from all losses, expenditures, expenses or liabilities (including but not limited to reasonable legal costs or other expenses) arising from any or all liabilities or potential liabilities of the Target Company on or before the Date of Transaction that are caused due to violation of any laws and regulations of Hong Kong or any other applicable jurisdiction (including but not limited to the violation of the Company Ordinance of Hong Kong by reason of previous failure on the part of the Target Company to submit/put on file the annual returns on time), the regulations or codes of SFC. If the foregoing liabilities arise from the act and/or omission and/or breach of any Warranty and/or negligence by (a) the Transferor and/or any person related thereto and/or (b) Target Company, the Directors, Licensed Corporations, employees, agents, representatives and professional advisers thereof, there is no upper limit on the total indemnify amount given by the Transferor to the Buyer; however, if the responsibilities do not arise from the act and/or omission and/or breach of any Warranty and/or negligence by (a) the Transferor and/or any person related thereto and/or (b) Target Company, the Directors, Licensed Corporations, employees, agents, representatives and professional advisers thereof, the upper limit on the total indemnity amount given by the Transferor to the Buyer shall be the purchase price. For the avoidance of ambiguity, the loss caused by any employee assigned by the Transferee to the Target Company is excluded.

10. Confidentiality

10.1 Except for disclosure made according to Article 10.2, any Party shall maintain strict confidentiality of information received or obtained thereby due to the conclusion or performance of this Agreement, including:

(a) The contents and provisions of this Agreement and other agreements, contracts and matters hereunder;

(b) Negotiation of this Agreement; and

(c) Information obtained by the Buyer in carrying out verification of the Target Company.

10.2 Any Party may disclose confidential information under the following circumstances:

(a) according to the requirement of any government law;

(b) according to the requirement of any stock exchange or regulatory agency or government agency;

(c) with the written consent of the other Parties hereto, who have not withheld or delayed the written approval without justifiable reasons;

(d) the information has become public not due to the fault of any Party; or

(e) The information is disclosed to the professional advisers, auditors and investment advisers of the Parties hereto so as to obtain professional opinions on this Agreement.

10.3 After the termination of this Agreement, the restrictions included in Article 10 shall still apply without limitation of time.

11. Partial Invalidity

11.1 If any provisions hereof become illegal, invalid or unenforceable at any time in any aspect, the legality, validity, and enforceability of the remaining parts hereof shall not be thus affected or damaged.

11.2 If any provisions hereof become illegal or unenforceable in a jurisdiction, such illegality or unenforceability shall not affect the legality or enforceability thereof in another jurisdiction.

12. Transfer

This Agreement shall still be binding (as the case may be) on the successors, transferees, and personal representatives of all Parties, provided that the rights of the Parties as provided herein may not be transferred, unless otherwise explicitly prescribed.

13. Subsequent Effect of the Agreement

Subject to the clauses hereof, the provisions of this Agreement, including Warranties, that have not been fully performed at the time of transaction shall remain effective after the transaction.

14. General Terms and Conditions

14.1 On the condition of abiding by the terms and conditions hereof, each contracting Party shall bear its own legal fees, accounting fees and other expenses and expenditures incurred in the negotiation on the dealing of Salable Equities contemplated herein, on the signature of this Agreement, and on the implementation of the dealing contemplated herein. After the termination of this Agreement, this Article shall still apply.

14.2 This Agreement includes an entire agreement reached by the Parties hereto with respect to the subject matter hereof and supersedes all agreements, memoranda of understanding, arrangements, representations, warranties or dealings concluded previously by the Parties hereto with respect to such subject matter; the Parties hereto confirm that they will not make any claim for any superseded agreement.

14.3 All stamp duties arising from the dealing of the Salable Equities shall be equally borne by the Buyer and the Transferor.

14.4 Any amendment to this Agreement shall not be binding unless recorded in the documents signed by the Parties hereto.

14.5 The failure or delay on the part of any contracting Party to exercise any of its rights hereunder shall not deem as a waiver of such rights; any single or partial exercise of any rights hereunder does not preclude any other or further exercise of such rights, or the exercise of any rights, or damage or affect any other rights. The rights and remedies provided in this Agreement are accumulative and do not preclude any rights or remedies provided in laws. Without limiting the foregoing provisions, the Parties hereby acknowledge and agree that, if any clause provided herein fails to be performed according to corresponding provisions hereof or is otherwise contravened, such failure or contravention will result in irreparable damage that can not be sufficiently remedied by money. Therefore, the Parties agree that they have the right to use the injunction to prevent any breach hereof and to enforce the terms and conditions hereunder.

14.6 Any date or period mentioned in this Agreement and any other dates or periods replacing such date or period upon the approval of the Parties hereto or by other means are critical and necessary.

15. Notice

15.1 Any notice, requirement, legal instrument, document or other communications (collectively referred to as “Communications” in this Article 15) given pursuant to this Agreement shall be written in English or Chinese, shall be made in writing, may be sent personally or by mail or be transmitted to the fax number (if any) of related Parties, and shall indicate the recipient and/or other persons specified in Article 15.4 to whom the Communications shall be copied.

15.2 If the Party to whom the Communications shall be sent or copied according to this Agreement needs to change its address or fax number, it shall send a written notice to all other Parties pursuant to the provisions of Article 15 and indicate in such notice that such change is made for the purpose of this Agreement; such change shall not take effect unless and until five days after such notice is sent.

15.3 All Communications shall be given in the following manner and shall be deemed received by the recipient of such Communications at the time indicated beside related mode of sending:

Mode of sending deemed time of receipt

Local mailing or courier service 24 hours

Fax at the time of transmission

Air courier/express mail 3 days

Air mail 5 days

15.4 The initial address and fax number, recipient and cc recipient of the Communications to the Parties are as follows:

To the Transferor:

Address: Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong

Fax number: +852 3900 1705

Recipient: Mr. Shi Shaoming

To the Buyer:

Address: 37F, Tower A, Poly Plaza, No. 99 of Zhongnan Road, Wuchang District, Wuhan

Fax number: 027-87618863 (Wuhan)

Recipient: Mr. Wu Jiangang

15.5 The Communications delivered pursuant to Article 15 shall be deemed effectively given. If the Communications are delivered to the address of the recipient or the address has been correctly written on the envelope containing such Communications and the Communications are mailed or sent to the address of the Recipient or transmitted to the recipient appropriately by fax, such Communications shall be deemed given and/or received. If the Communications are sent by fax, they shall be deemed appropriately given after the successful transmission report printed by the fax machine is received.

15.6 Any provision of this Article does not preclude the delivery of Communications by other means permitted by law or proof of such delivery.

16. Copies and Legal Language

16.1 This Agreement may be signed in any number of copies or separate copies. Each copy so signed shall be deemed as an original, provided that all copies shall constitute the same document and be binding on all Parties.

16.2 This Agreement is written in Chinese.

17. Governing Law and Jurisdiction

17.1 This Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong. The Parties hereby irrevocably agree that court of Hong Kong serves as the non-exclusive tribunal. The contracting Parties hereby irrevocably agree to waive any objection to any court or place of litigation involved in this Article that they may raise at any time or any objection to claims made in lawsuits filed before other courts.

[The remainder of this page is intentionally left blank]

In witness whereof, this Agreement is signed on the date stated on the first page.

Signed by

Tang Zhenyu

For and on behalf of iSTAR Capital International Co. Limited

Witness: Shi Shaoming

Signed by

Wu Jiangang

For and on behalf of Tianfeng Securities Co., Ltd.

Witness: Liu Wenhua

Signed by

Tang Zhenyu

For and on behalf of iSTAR International Wealth Management Co. Limited

Witness: Shi Shaoming

Appendix 1

Basic Information of iSTAR International Wealth Management Co. Limited

Company name: iSTAR International Wealth Management Co. Limited

Company number: 1253127

Registered place: Hong Kong

Date of registration: July 4, 2008

Registered address: Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong

Directors:	Zhao Zhiwei
Tang Kai Shing
Wang Jun
Wu Jiangang
Shi Shaoming

Issued share capital: 6,000,000 ordinary shares

Company secretary: Hang Cheuk Secretaries Limited

Shareholders: iSTAR Capital International Co. Limited (holding 6,000,000 ordinary shares)

Subsidiary: none

License: license (Securities and Futures Ordinance) (Chapter 571 of Laws of Hong Kong)

CE number: ASF056
Regulated Activities:	type 4:	giving investment advice relating to the sale/purchase of securities
	Type 5:	giving investment advice relating to the sale/purchase of futures contracts
	Type 9:	providing assets management
Such license shall be subject to the following conditions:

Type 9: with respect to type 9 regulated activities, the Licensee Corporation may not carry out any business involving collective investment scheme under its discretionary management. The definition of “collective investment scheme” has been given in the definition clause of the Securities and Futures Ordinance.

Appendix 2

Information of the Business

Appendix 3

Representations and Warranties

1. Transferor, Target Company, and Salable Equities

1.1 The Transferor has sufficient power to sign this Agreement, exercise their rights hereunder, and fulfill their obligations hereunder; in addition, once this Agreement is signed, the provisions of this Agreement shall be legal, effective and binding on the Transferor.

1.2 On the Date of Transaction, the Salable Equities account for 100% of the shares issued by the Target Company.

1.3 On the Date of Transaction, the Salable Equities are beneficially owned by the Seller and the Seller has the right, power and authorization to sell and transfer the Salable Equities. On the Date of Transaction, the Salable Equities are not subject to the restrictions of any Encumbrance and are attached with ancillary rights.

1.4 Except for the approval of the Board of Directors and SFC, the sale and transfer of Salable Equities do not need the consent of any third person.

1.5 The original or the Director-certified copy of the newest articles of association and other constitutional documents of the Target Company has been provided to the Buyer. To the best knowledge and belief of the Transferor, the contents of the articles of association and other constitutional documents of the Target Company are true and complete and are attached with the resolution of the Target Company adopted according to related requirements of laws on which the establishment of the Target Company is based.

1.6 On or before the Date of Transaction, the Target Company is legally established and validly existing according to the laws of the place where they are registered and established and have full rights and legal power to operate their business and own their assets. To the best knowledge and belief of the Transferor, the Target Company has not become bankrupt or liquidated, nor has been required to undergo liquidation or bankruptcy by any resolution, application or order, and no liquidator or receiver has been assigned for the assets of the Target Company.

1.7 To the best knowledge and belief of the Transferor, the details of the Target Company as listed in Appendix 1 and such Business in Appendix 2 are true, accurate and complete in all aspects and will not lead to any misunderstanding.

1.8 To the best knowledge and belief of the Transferor, subject to the obtainment of approval from the SFC for related sale, the conclusion of this Agreement, sale of the Salable Equities, and the compliance with and performance of their liabilities hereunder will not conflict with or contravene any law, decree, or agreement binding on the Target Company or any judgment, injunction, order, decision, and ruling that are issued by any court, arbitration tribunal and administrative or government agency.

1.9 The Target Company has not taken any actions resulting in its liquidation, nor have taken or instituted nor will institute or face any legal proceeding or lawsuit that will cause the liquidation of the Target Company.

1.10 The Transferor has not taken any actions resulting in its liquidation, nor have taken or instituted nor will institute or face any legal proceeding or lawsuit that will cause the liquidation of the Transferor.

2. Shares

2.1 The Target Company has not reached any unfulfilled agreement with any person or undertaken to any person to issue, provide or give shares, securities or bonds of any form or type.

3. Performance under Law and Company Registration

3.1 The Target Company has legally and validly performed the requirements of document submission and registration pursuant to the laws and regulations of the place where they are registered and established as well as the provisions of other related laws.

3.2 To the best knowledge and belief of the Transferor, the statutory instruments and resolutions of the Target Company are all written according to law and the Target Company has performed the requirements of related laws for the Target Company, issued shares, bonds and other securities.

3.3 The Target Company, as the hypothecation (if any) of the beneficiary, has been registered with related registration authority or government department pursuant to the requirements of the relevant laws.

3.4 The originals of all evidentiary documents on the ownership of significant properties of the Target Company, all signed copies of significant contracts to which the Target Company serves as a party, and other important documents and materials of the Target Company are held or controlled by the Target Company.

4. Accounts

4.1 The Accounts, to the best knowledge and belief of the Transferor:

(a) on the date of accounts, are correctly prepared and made according to applicable laws and regulations and generally accepted good accounting standards and truthfully, fairly, completely and correctly reflect the financial situation of the Target Company on the date of accounts;

(b) make true and fair description of the operation and financial situation of the Target Company;

(c) have not been subject to any prejudicial influence of any unusual, special or non-repetitive events that have not been disclosed in the Accounts; and

(d) fully and comprehensively disclose the financial situation of the Target Company up to the date or related accounts.

4.2 The Accounts and other accounts books and records are owned or controlled by the Target Company, have all been appropriately recorded in writing and demonstrated correctly, reflect that all dealings concluded by the Target Company are carried out according to applicable laws and regulations and commonly adopted and generally accepted good accounting standards, and truly and fairly reflect the financial, trading and contractual status of the Target Company, the fixed assets, current assets, contingent assets and liabilities thereof, as well as the debtors and debtees thereof. The accounting standards of the Target Company has been consistent and have not undergone any material change since the Target Company has been established.

4.3 As of April 1, 2015 (“Date of Accounts”),

(a) The Target Company has not concluded any significant contracts or undertakings (except for the businss contracts reached in routine operation) and have not reached any agreement on the acquisition of, sale of, or consent to acquire or sell, significant fixed assets;

(b) The Target Company has not incurred any liabilities (except for the normal commerce clauses that are abided by in normal commercial operation);

(c) The Target Company has not been involved in any accident that may result in the termination of any significant contracts or any existing significant rights and interests of the companies by any third party, or any event that the Target Company is required to repay any large-amount payment or debt before the maturity date;

(d) The Target Company has not set up any Encumbrance on all or part of their assets;

(e) The Target Company carries out their routine operation as usual in the same manner (including nature and scope) so as to maintain their basic business reasonably satisfactory to the Buyer; the Target Company has not added to or issued any liability regarding their non- fixed assets or carrying value, nor have reached any unusual or abnormal contracts;

(f) Except for the ordinary business-related resolutions adopted at the annual general meetings, the Target Company has not adopted any resolutions at the general meetings thereof;

(g) The Target Company has not paid, announced the payment of, or decided to pay, or planned to pay, any dividend or other distributions to the shareholders of the Target Company;

(h) The Target Company has not suffered any significant event that damages the reputation, routine operation, financial situation or prospect of the Target Company and the Target Company concludes dealings and bearings only under their normal operation conditions;

(i) The Target Company has not suffered any significant event that affects the tax liabilities of the Target Company or causes the Target Company to be deemed to (compared with the actual situation) have any income, interest or gain, which renders the Target Company liable to pay any tax that should have been directly paid or first borne by another third person, firm or company;

(j) Except for the director’s fee, the Target Company has not paid any remuneration (or bonus) to any Management personnel or employee thereof or increased the benefits of such personnel or employee, nor have undertaken to increase such remuneration in the future (whether retroactive or not); and

(k) There is no significant and adverse change in the financial situation and prospect of the Target Company, and the Target Company only concludes dealings and assume liabilities in their routine business.

4.4 All the following significant contracts (if any) signed by the Target Company before April 1, 2015 shall be disclosed to the Buyer in writing or be reflected in the Accounts:

(a) Issuing or agreeing to issue any capital stock or loan capital with an amount exceeding HK$500,000 or granting or agreeing to grant any option involving shares or loan capital or the right to purchase or subscribe any share or loan capital;

(b) Concluding any dealing agreement or contract, trading, or business beyond the general normal business or with an amount exceeding HK$500,000, purchasing or selling any rights and interests in any assets, or increasing or assuming any capital commitment or expenditure, or actual or contingent liability in any form;

(c) Except for general normal business, establishing or permitting any hypothecation, pledge (fixed or floating), lien, mortgage, or mortgage or Encumbrance in other forms, or rights and interests of any nature (whether similar to the foregoing or not), or establishing or creating lien on any part of its business, property or assets of the Target Company, except for the lien that is created according to law or by its normal business operation and that involves a small amount;

(d) Unless required by general business operation, any contract concerning the borrowing or loan exceeding HK $1,000,000.

4.5 Except for those provided herein, the Target Company has not announced or paid any dividend from the Date of Accounts.

4.6 As of the Date of Accounts, the Target Company has not undergone any Material Adverse Change (or impact).

5. Financial Condition

5.1 From the date of this Agreement and the Date of Accounts, there is no

(a) Significant dealing that constitutes non-routine business operation;

(b) Loan, indemnity or Warranty concluded by the Target Company for any other person, except for those signed as required by the normal operation of the Target Company;

(c) Conclusion of any agreement for the purpose of carrying out the foregoing matters;

(d) Any sale or transfer of any tangible or intangible assets that are required in maintaining the basic operation of the Target Company; or

(e) Any damage, destruction or loss, whether insured or not, which causes serious damage to the Property and Business (by the entirety) of the Target Company.

5.2 To the best knowledge and belief of the Transferor, the accounts and records of the Target Company are prepared according to the accounting policies that correspondingly adopted in the business place of such company, are treated according to the related provisions of local laws, reasonably record and fairly reflect all dealings, accounts and records of the Target Company, and are free of any major deviation or inconsistency.

5.3 Except for the dealings carried out by the Target Company in normal business operation activities in connection with this Agreement or involved herein, the Target Company have not had any unrecorded debt, contingent debt and undertakings from the date on which this Agreement is signed to the date of the transaction is completed.

5.4 Except for the liabilities and obligations of the Target Company that are created in the routine business operation or according to law or that have been disclosed, the Target Company does not have any other significant obligations and liabilities.

5.5 Except for those that have been disclosed, from the signature date of this Agreement to the account management date, the Target Company does not have:

(a) any loan or debt of any credit or lending natural

(b) any mortgage, pledge or bond or any obligation (including conditional obligation) to establish mortgage, pledge or bond, except for the mortgage, pledge or bond incurred in recurrent business; and

(c) Any unfulfilled obligation or other contingent obligations under any indemnity.

5.6 Except for all guarantees from which the Transferor is discharged pursuant to Article 3.1(1), the Transferor or the Target Company has not done any act that may affect or damage the use by the Target Company of the draft, loan, or other financing.

5.7 Except for the dealings of the Target Company that have been disclosed and that are created in the normal business operation activities, or that are in connection herewith or that are involved herein, the Target Company, from the signature date of this Agreement to the Date of Transaction, has not had any unrecorded loan or borrowing that shall be paid but that has not been paid to any third party, nor have issued any indemnity/Warranty in the favor of any third person or formed mortgage of any other forms, nor have any obligations and undertakings to third persons.

6. Licenses

6.1 The Target Company has obtained Licenses issued by SFC for type 4 Regulated Activities (giving investment advice relating to the sale/purchase of securities), type 5 Regulated Activities (giving investment advice relating to the sale/purchase of futures contracts), and type 9 Regulated Activities (providing assets management), and the foregoing Licenses remain effective and take effect from the issuance date of such Licenses to the Date of Transaction specified herein.

6.2 To the best knowledge and belief of the Transferor, no circumstance has occurred that may result in the revocation, cancellation, withdrawal, termination or suspension of the registration or approval of any License.

6.3 To the best knowledge and belief of the Transferor, there is no investigation or inquiry which will result in the revocation, withdrawal, or termination of the Licenses or suspension of such Licenses, registration or approval.

6.4 To the best knowledge and belief of the Transferor, the Target Company and the responsible officers thereof have abided by all license-issuing conditions of the foregoing licenses, all laws and regulations applicable to Licensee Corporations and responsible officers thereof (including Securities and Futures Ordinance and Securities and Futures (Financial Resources) Rules) and approvals, notices, regulations, codes, and guidelines promulgated by SFC for the regulation of Licensee Corporations and responsible officers thereof (including Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission, Competence Guidelines, and Fit and Proper Guidelines). All information furnished by the Target Company and the responsible officers thereof to SFC shall be true, accurate and complete in all aspects and shall be non-misleading.

6.5 The board of directors of the Target Company has passed and adopted the compliance handbook,, internal monitoring policy & procedure handbook, and code of conduct that satisfy the statutory requirements and requirements of SFC so as to ensure that the Target Company fully meets the statutory requirements and the requirements of SFC in such terms as compliance, internal separation of duties, financial and corporate accounts, firewall, frauds in market, conflict of interest and confidentiality of information. The Target Company is able to, under reasonable expectation, protect its business under the License from financial loss arising from theft, fraud or other dishonest act, or professional improperness or negligence.

7. Insurance

7.1 To the best knowledge and belief of the Transferor, the Target Company has not suffered any uninsured non-recurring or abnormal loss.

8. Tax

8.1 To the best knowledge and belief of the Transferor, the Target Company has abided by, in all aspects, the tax-related registrations and notices required by relevant laws, have kept proper and complete records of tax matters, and have filed tax tables on schedule; there is no pending dispute with tax bureau and other tax authorities.

8.2 To the best knowledge and belief of the Transferor, the Target Company has: (a) paid all payable taxes incurred on or before the Date of Transaction; and (b) taken all steps to obtain all tax breaks that they are entitled to on or before the Date of Transaction.

8.3 To the best knowledge and belief of the Transferor, there is no dispute between the Target Company and government agencies over the related taxes, and the Seller does not know any pending dispute or the possibility of dispute.

9. Major Dealings

9.1 Unless otherwise provided herein, form the Date of Accounts, the Target Company have not:

(a) issued or redeemed or agreed to issue or redeem any share or loan capital;

(b) Announced or paid or distributed any dividend, made any investment distribution, repaid any loan or investment loan in whole or in part;

(c) carried out any major dealings (including but not limited to the trading of important assets) or incurred any liabilities (except for those incurred in routine operation); or

(d) given any Warranty or indemnity, or given any Warranty or indemnity on behalf of any person or company.

10. Lawsuit

10.1 The Target Company has not been involved in any ongoing or possible lawsuit, arbitration, complaint, or other disputes over law or contract, nor have participated in the hearing of any statutory government department, authority, organization or agency, nor have been investigated with respect to any significant dispute or by a government agency in the place where the business of the Target Company is operated.

10.2 There is no lawsuit, arbitration, complaint, or other litigation over law or contract, against the Target Company, or investigation threatened or pending; to the best knowledge and belief of the Seller, there is no fact or circumstance that may result in such lawsuit, arbitration, investigation or hearing.

10.3 To the best knowledge and belief of the Transferor, there is no unfulfilled court judgment or order against the Target Company and the Target Company has not been subject to the restrictions of any continuous injunction, writ of execution or decree.

11. Contract and Undertaking

11.1 From the Date of Accounts, the Target Company have operated business as usual and, except for the dealing hereunder, the Target Company has not carried out dealings or incurred any significant liabilities and obligations, unless such liabilities or obligations are concluded in the normal routine operation on the fair and reasonable basis.

11.2 The Target Company has not contravened any significant contracts and undertakings.

12. Liquidation

12.1 To the best knowledge and belief of the Transferor, there is no court order or petition or resolution requiring the liquidation of the Target Company, or any detention, enforcement, any other proceedings or any legal actions against the Target Company which result in the obtainment of the property owned by the Target Company.

12.2 To the best knowledge and belief of the Transferor, there is no appointment of an enforcer or liquidator with respect to the real estate or property of the Target Company.

12.3 To the best knowledge and belief of the Transferor, the Target Company has not reached any arrangement or consultation with its debtees or debtees of any type.

12.4 To the best knowledge and belief of the Transferor, there is no circumstance under which any floating mortgage may be enforced, nor any circumstance that may result in the enforceability of floating mortgage.

13. Trading and Business

13.1 The Target Company carries out business operation activities according to relevant existing laws of Hong Kong or applicable laws of other jurisdictions, and there is no court order, injunction or judgment that is given by a court or government agency in Hong Kong or other jurisdictions that may cause adverse impact on the Target Company and the Property or operation thereof.

13.2 In order to cause the Target Company to operate their business effectively, to the best knowledge and belief of the Transferor, the Target Company has obtained the licenses, permits, approvals and authorizations related to operation and such licenses, permits, approvals and authorizations are all legal and validly existing; the seller does not know any reasons that may result in the suspension, cancellation or abolishment of the foregoing licenses, permits, approvals or authorizations or that may cause the foregoing licenses, permits, approvals or authorizations not to be renewed or reissued upon the expiration thereof.

13.3 From the Date of Accounts, all businesses of the Target Company are carried out normally.

13.4 The Target Company or the Directors, managers, agents or employees (during the term of office) have not committed or done any act or omitted any matter and such act or omission has violated the related laws, decrees or regulations of Hong Kong or other places (especially the provisions of Securities and Futures Ordinance (Chapter 571 of Laws of Hong Kong) and all bylaws and rules, the Company (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of Laws of Hong Kong), and the Company Ordinance (Chapter 622 of Laws of Hong Kong) ) and thus should be subject to fines or any other punishments.

14. Miscellaneous

14.1 The Target Company has not:

(a) violated any law, ordinance, order, detailed rule or regulation binding thereupon, or contravened the provisions of the articles of association and detailed rules of the Target Company, or breached any trust, covenant, agreement or license to which it is a party, or violated any indemnity, mortgage, pledge or bond;

(b) participated in any performable dealing, which is unenforceable because it is cancellable or even invalid or illegal on the suggestion of a Party; or

(c) omitted or permitted the omission of any act done for the purpose of protecting the ownership of the properties of the Target Company or for enforcing or retaining the preferential ownership of any property.

14.2 All information contained in any material furnished by the Transferor for the purpose of concluding this Agreement is true and accurate and is free of any undisclosed significant fact or event, which may cause the foregoing information or document to be untrue, incorrect, or misleading.

14.3 The Transferor has full legal capacity to sign this Agreement, to exercise their corresponding rights, and to perform their corresponding obligations; this Agreement, once signed by the Parties, will become an effective document that is binding on all Parties and, subject to the clauses hereof, may enforce the Parties to perform their obligations pursuant to related provisions.

14.4 The execution, delivery, and performance of the obligations hereunder by the Transferor will not hinder the implementation of the following provisions, (a) laws, regulations or any order or judgment formulated by any government, agency or tribunal in Hong Kong or in any jurisdiction where it is registered or operated; (b) company registration laws and company registration documents on the date this Agreement is signed and on the date the transaction is completed; and (c) any mortgage, contract, undertaking or document to which it is a party or that is binding thereupon.

14.5 The execution, delivery and performance of this Agreement (to ensure effectiveness or feasibility) and dealing of Salable Equities, unless otherwise provided herein, do not need to obtain any consent, permit, approval or authorization of any government agency, or filing or registration.

14.6 Unless otherwise provided herein, the signature and implementation of this Agreement do not need any waiver, consent or approval of any government agency or any third party nor, unless otherwise provided herein, the filing with any government agency or any related third party.

14.7 From the signature date of this Agreement to the Date of Transaction, to the best knowledge and belief of the Transferor, the contents listed in the foreword, appendixes and annexes are all true, accurate, and complete.

15. Money Laundering and Terrorist Financial Activities

15.1 The Business has abided by from the outset all laws and regulations on anti-money laundering and counter-terrorism finance promulgated by all and any applicable jurisdictions and the rules, regulations, guidelines or circulars issued or administered by any government agency in any applicable jurisdictions, including but not limited to Anti-Money Laundering and Counter-Terrorist Financing (Financial Institutions) Ordinance (Chapter 615 of Laws of Hong Kong), Drug Trafficking (Recovery of Proceeds) Ordinance (Chapter 405 of Laws of Hong Kong), Organized and Serious Crimes Ordinance (Chapter 455 of Laws of Hong Kong), and United Nations (Anti-Terrorism Measures) Ordinance (Chapter 575 of Laws of Hong Kong); to the best knowledge and belief of the Transferor, the Target Company has not been involved in any legal action, lawsuit or legal proceeding launched by a government agency or other authorities or organizations of any jurisdiction on anti-money laundering and anti-terrorism finance, nor face the threat of such legal action or lawsuit or legal proceeding.

16. Licensed Corporation

16.1 By the Date of Transaction hereof, there is no circumstance that results in the possible revocation, withdrawal, cancellation, termination or suspension of the Licenses, registrations or approvals issued by SFC and/or any government agency to the Target Company as the Licensed Corporations.

16.2 To the best knowledge and belief of the Transferor, no Licensed Corporation nor the Director or employee thereof has received any investigation or inquiry which will result in the revocation, withdrawal, termination or suspension by any regulatory authorities (including but not limited to the SFC of Hong Kong) of Licensed Corporations of the Licenses, registrations or approvals issued thereto.

17. No Omission of Major Disclosure

17.1 To the best knowledge and belief of the Transferor, the Transferor and the Target Company have fairly, reasonably, comprehensively and honestly disclosed all significant events or major adverse events of the Target Company in all aspects to the Buyer in writing.

18. No Material Adverse Change

18.1 To the best knowledge and belief of the Transferor, the Target Company is free of any material adverse influence or change in all aspects and are free of any event that may result in such influence or charge.

19. Employee

19.1 There is no previous, present, threatened, or pending dispute between a Target Company and its employees of any group or category, and there is no arrangement between the Target Company and the labor union or organization acting on behalf of such employees.

19.2 The Target Company is not liable to provide, after the Date of Transaction, any other benefits to their employees than the year-end bonus equal to the wage of not more than one month, except for the benefits provided according to relevant laws, or regulations, or related articles of association.

19.3 Neither Target Company has any pension, provident fund, separation or retirement welfare fund, plan or arrangement, which will cause the Target Company to adopt an agreement and to provide retirement benefits of any type (the forgoing term shall include the welfare and provident fund payable at the time of retirement, separation, death, or disability or any other benefits usually provided in the retirement plan) to any of its Directors or senior officers or any spouse or other families of such Directors or senior officers.

19.4 The employment contract to which the Target Company is a party may be terminated, without making significant compensations, by giving a notice of not more than one month.

Appendix 4

Tax Indemnity Agreement

Dated on: April 8, 2016

iSTAR Capital International Co. Limited

and

Tianfeng Securities Co., Ltd.

and

iSTAR International Wealth Management Co. Limited

Tax Indemnity Agreement for iSTAR International Wealth Management Co. Limited

This Agreement dated on April 8, 2016 is signed and entered into by and among the following Parties.

Contracting Parties:

(1) ISTAR CAPITAL INTERNATIONAL CO. LIMITED, a limited company registered and organized in British Virgin Islands, with the registered office at P.O. Box 957, Offshore Incorporations Centre Road Town, Tortola, British Virgin Islands (“Transferor”);

(2) Tianfeng Securities Co., Ltd., a company limited by shares that is registered and organized in Wuhan, Hubei, China, with the registered office at 37F, Tower A, Poly Plaza, No. 99 of Zhongnan Road, Wuchang District, Wuhan, Hubei, China (“Buyer”); and

(3) ISTAR INTERNATIONAL WEALTH MANAGEMENT CO. LIMITED, a limited company registered and organized in Hong Kong, with the registered office at Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong (“Target Company”).

Foreword:

(A) The Transferor and the Buyer signed the Agreement for Sale of 100% Equities of iSTAR International Wealth Management Co. Limited (hereinafter referred to as the “Sale Agreement”) on April 8, 2016.

(B) The Transferor agrees to sign this Agreement in favor of the Buyer and the Target Company with respect to the tax liabilities of the Target Company.

1. Interpretations

1.1 Unless otherwise indicated in the context, the terms and words defined in the Sale Agreement shall have the same meaning when used herein.

1.2 In this Agreement, unless otherwise required by the context:

“Relief”: means any reduction, allowance, preference, offset, deduction or exemption of any tax that the Target Company is entitled to according or ordinance or any other legal bases; and

"Claim” includes any claim, counter claim, evaluation, notice, application for claim or other documents made, or actions taken, by or on behalf of tax or any other related statutory or government agency of Hong Kong or British Virgin Islands, on the basis of which the Target Company shall be liable or be required to be liable to pay tax of any form or shall be revoked of the right to any relief or refund of tax of any form, which should have been provided to the Target Company in the absence of such tax claim; if the revocation of the right to any relief or refund of tax of any form shall be deemed to have created tax liability, the amount of such relief or refund or (if the amount is relatively small) the amount of foregoing tax liabilities of the Target Company that is reduced due to such relief; in the absence of the afore-said revocation, related tax rate that is adopted for such period of relief or that takes effect during such period or (if the period for Tax rate has not been determined) the final known tax rate, and the profit of the Target Company to set off against such relief as is shown in the audited financial statements for such period.

1.3 The headings in this Agreement are for convenience of reference only and shall not affect the interpretation hereof.

1.4 In this Agreement, words importing the singular include the plural and vice versa; words importing gender or neutral gender include all genders and a reference to a person includes corporate bodies and unincorporated bodies.

2. Compensation

2.1 Subject to the compliance with the provisions hereof, the Transferor hereby undertakes to the Buyer and the successor thereof and the Target Company that it will compensate the Target Company and cause, at any time during the term hereof, the Target Company to continue being compensated for any income, profit or proceeds earned, charged or collected on or before the data of this Agreement by the Target Company, or any tax arising from any event or dealing (whether separately or in connection with any circumstance that appears on or before the date of this Agreement) concluded or created on or before the date of this Agreement.

2.2 The compensation stated in Article 2.1 shall not apply to the following:

(a) Any provisions or reserve made for taxes in the accounts on the date specified by the Target Company at the time of transaction; or

(b) Any Claim arising from any retroactive change to the law or practice of the tax bureau or any related authority of Hong Kong or British Virgin Islands that takes effect after the date of this Agreement, or any Claim created or added due to the increate of tax rate after such date (retroactive).

2.3 The compensation provided in Article 2.2 shall extend to all penalties, fines, interests, expenses and expenditures arising from any levy that the Transferor shall bear according to Article 2 hereof.

2.4 The Parties agree that if a Claim has been made pursuant to the Sale Agreement, such Claim may not be filed again pursuant to this Agreement.

3. Claim and Payment

3.1 This Agreement shall be permanently effective from the date of this Agreement.

3.2 If the claimed tax arises from the dishonest intention and/or act and/or careless negligence of (a) the Transferor and/or any persons related thereto and/or (b) Target Company, or the Directors, Licensed Corporations, employees, agents, representatives, or professional advisers thereof, there is no upper limit on the total amount of indemnity given by the Transferor to the Buyer; however, if the claimed tax does not arise from the dishonest intention and/or act and/or careless negligence of (a) the Transferor and/or any persons related thereto and/or (b) Target Company, or the Directors, Licensed Corporations, employees, agents, representatives, or professional advisers thereof, the upper limit on the total amount of indemnity given by the Transferor to the Buyer shall be the purchase price.

3.3 All moneys that the Transferor shall pay pursuant to this Agreement shall be paid without any deduction or withholding that is caused whether by tax or other reasons. If such deduction or withholding is required by law, the Transferor shall pay such moneys after the foregoing deduction or withholding and the amount of such moneys shall be equal to the amount that the payee shall be entitled to in the absence of the any of the foregoing deduction or withholding requirement.

3.4 If the Transferor shall make compensation to the Buyer due to any Claim, while the Buyer or any Target Company has obtained the compensation from a third party or the repayment or refund of related tax authorities with regard to such Claim, the Buyer shall return, to the Transferor, the compensation paid by the Transferor after deducting reasonable expenses or other expenditures directly incurred in the obtainment of the compensation from such third party or the repayment or refund from related tax authorities.

4. Notice

4.1 Any notice, requirement, legal instrument, document or other communications (collectively referred to as “Communications” in this Article 4) given pursuant to this Agreement shall be written in English or Chinese, shall be made in writing, may be sent personally or by mail or be transmitted to the fax number (if any) of related Parties, and shall indicate the recipient and/or other persons specified in Article 4.4 to whom the Communications shall be copied..

4.2 If the Party to whom the Communications shall be sent or copied according to this Agreement needs to change its address or fax number, it shall send a written notice to all other Parties pursuant to the provisions of Article 4 and indicate in such notice that such change is made for the purpose of this Agreement; such change shall not take effect unless and until five days after such notice is sent.

4.3 All Communications shall be given in the following manner and shall be deemed received by the recipient of such Communications at the time indicated beside related mode of sending:

Mode of sending deemed time of receipt

Local mailing or courier service 24 hours

Fax at the time of transmission

Air courier/express mail 3 days

Air mail 5 days

4.4 The initial address and fax number, recipient and cc recipient of the Communications to the Parties are as follows:

To the Transferor:

Address: Rooms 3705-07, The Center, 99 Queen’s Road Central, Hong Kong

Fax number: 852-3900 1705

Recipient: Governing Board

To the Buyer:

Address: 37F, Tower A, Poly Plaza, No. 99 of Zhongnan Road, Wuchang District, Wuhan

Fax number: 027-87618863 (Wuhan)

Recipient: Mr. Wu Jiangang

To the Target Company:

Address: Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong

Fax number: 852-3900 1705

Recipient: Governing Board

4.5 The Communications delivered pursuant to Article 4 shall be deemed effectively given. If the Communications are delivered to the address of the recipient or the address has been correctly written on the envelope containing such Communications and the Communications are mailed or sent to the address of the Recipient or transmitted to the recipient appropriately by fax, such Communications shall be deemed given and/or received. If the Communications are sent by fax, they shall be deemed appropriately given after the successful transmission report printed by the fax machine is received.

4.6 Any provisions of this Article do not preclude the delivery of Communications by other means permitted by law or proof of such delivery.

5. Miscellaneous Provisions

5.1 This Agreement shall be binding and effective on the successors and transferees of the Parties; without the prior written consent of the other Parties, no Party, except for the Buyer, may transfer its rights and obligations hereunder.

5.2 This Agreement constitutes the entire agreement with respect to the dealing contemplated herein. No Party to this Agreement will rely on any representations or warranties of the other Parties that do not constitute the provisions hereof.

5.3 Any amendment to this Agreement shall not be binding before it is signed in writing by the Parties hereto or the representatives thereof.

5.4 The failure or delay to exercise the rights or compensations hereunder shall not deem as a waiver of such rights or compensations or the waiver of any other rights or compensations; any single or partial exercise of any rights or compensations hereunder does not preclude any further exercise of such rights or compensations, or the exercise of any other rights or compensations.

5.5 The rights, powers and compensations included in this Agreement are accumulative and do not preclude any rights or compensations conferred by laws.

5.6 If reasonably required by the Buyer during the term hereof, the Transferor will efficiently implement these documents and implement further stipulations and provide any and all compensations hereunder to the Buyer and the successor thereof as well as the Target Company.

5.7 This Agreement may be signed in any number of copies or separate copies. Each copy so signed shall be deemed as an original, provided that all copies shall constitute the same document and shall be binding on all Parties.

5.8 If any provisions hereof become illegal, invalid or unenforceable at any time in any aspect, the legality, validity, and enforceability of the remaining parts hereof shall not be thus affected or damaged. If any provision hereof becomes illegal or unenforceable in a jurisdiction, such illegality or unenforceability shall not affect the legality or enforceability thereof in another jurisdiction.

6. Governing Law, Jurisdiction and Receiving Agent of Legal Instruments

6.1 This Agreement shall be governed by and interpreted in accordance with the laws of Hong Kong. The Parties hereby irrevocably agree that court of Hong Kong serves as the non-exclusive tribunal. The contracting Parties hereby irrevocably agree to waive any objection to any court or place of litigation involved in this Article that they may raise at any time or any objection to Claims made in lawsuits filed to other courts.

6.2 The Transferor hereby irrevocably designates Mr. Shi Shaoming (address: Rooms 3705-07, the Center, 99 Queen’s Road Central, Hong Kong, telephone: 852-3900 1701, fax: 852 3900 1705) as their agent (“Transferor’s Agent”) to receive and confirm any writ, subpoena, order, judgment or other legal proceeding notice (collectively referred to the “Legal Notice”) in Hong Kong on behalf of the Transferor. The personal delivery of the Legal Notice to the Transferor’ Agent or sending of such Legal Notice to the foregoing address or known new address by registered mail, such Legal Notice shall be deemed effectively served on the second Business Day after it is mailed; if there is a mail box at the foregoing address or the known new address, the putting of such Legal Notice into such mail box (whether sent to the Transferor or not or received by the Transferor or not) shall be deemed that such Legal Notice has been effectively given. If the Transferor’ Agent is unable to continue serving as the agent of such Transferor for any reason, the Transferor shall appoint another agent in Hong Kong for the same purpose and shall notify the other contracting Parties hereto in writing of such appointment pursuant to Article 6. According to Article 6, unless and until the notice on the appointment of the new agent is deemed to have been received by other contracting Parties hereto, any Legal Notice shall be deemed to have been appropriately given to the Transferor under law if it is appropriately sent to the Transferor’s Agent.

6.3 The Buyer hereby irrevocably designates Mr. Wu Jiangang (address: Room 1108, 11/F, Nexxus Building, 41 Connaught Road, Central, Hong Kong, telephone: 86-13310130661) as its agent (“Buyer’s Agent”) to receive and confirm any Legal Notice in Hong Kong on behalf of the Buyer. If any Legal Notice is delivered to the Buyer’ Agent personally or sent to the foregoing address or known new address by registered mail, such Legal Notice shall be deemed effectively served on the second Business Day after it is mailed; if there is a mail box at the foregoing address or the known new address, the putting of writ and/or other related documents into such mail box (whether sent to the Buyer or not or received by the Buyer or not) shall be deemed that such writ and/or documents have been effectively served. If the Buyer’s Agent is unable to continue serving as the agent of such Buyer for any reason, the Buyer shall appoint another agent in Hong Kong for the same purpose and shall notify the other contracting Parties hereto in writing of such appointment pursuant to Article 6. According to Article 6, unless and until the notice on the appointment of the new agent is deemed to have been received by other contracting Parties hereto, any Legal Notice shall be deemed to have been appropriately given to the Buyer under law if it is appropriately sent to the Buyer’ Agent.

6.4 The provisions of Article 4, after necessary amendment, shall apply to any Communication between the receiving agents of the legal instruments as designated by the contracting Parties in Article 6 or between the successors’ agents.

[The remainder of this page is intentionally left blank]

Page for Signature

This Agreement is concluded in the form of a deed and the effective date hereof shall be the date stated on the first page.

Signature of the Buyer

Tianfeng Securities Co., Ltd.

Seal:

Name: Wu Jiangang

Position: authorized person

Signature of the Transferor

iSTAR Capital International Co. Limited, the Transferor

Seal:

Name: Tang Zhenyu

Position: authorized person

Signature of the Target Company

iSTAR International Wealth Management Co., Limited

Seal:

Name: Tang Zhenyu

Position: authorized person